UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2018

ARALEZ PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-37691	98-1283375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 West Credit Avenue, Suite 101, Mississauga, Ontario, Canada	L5N 0E4
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (905) 876-1118

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 13, 2018, the Board of Directors of Aralez Pharmaceuticals Inc. (the “Company”) appointed Michael Kaseta as the Company’s Chief Financial Officer.

In connection therewith, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Kaseta, for an initial term of three (3) years. Under the Employment Agreement, Mr. Kaseta will receive (i) an annual base salary of $375,000, with annual increases, if any, to be made in the sole discretion of the Compensation Committee (the “Base Salary”); (ii) an Annual Cash Bonus, based on performance and peer company compensation practices, payable in the discretion of the Compensation Committee, with a targeted payout amount of 45% of the Base Salary; (iii) Annual Equity Awards under the Company’s Amended and Restated 2016 Long-term Incentive Plan (the “Equity Plan”) with a target value of not less than 150% of the Base Salary; and (iv) a Promotion Equity Award valued at $281,000 in the form of 50% Performance Share Units, 30% Restricted Stock Units and 20% Stock Options to be granted as soon as practicable. Mr. Kaseta will also participate in standard benefits offered to executive employees generally and under terms of plans pursuant to which benefits are provided.

In addition, the Employment Agreement provides for benefits if Mr. Kaseta’s employment is terminated under certain circumstances. In the event the Company terminates Mr. Kaseta’s employment without Cause or if he voluntarily terminates his employment for Good Reason, Mr. Kaseta will receive (i) accrued but unpaid Base Salary, vacation and expenses or other reimbursements through the Termination Date; (ii) an amount, payable in twelve (12) equal monthly installments, equal to the sum of (x) one times (1x) the Base Salary in effect immediately prior to the Termination Date, and (y) one times (1x) the average Annual Cash Bonus paid over the previous two (2) years, provided that if Mr. Kaseta is not employed for a sufficient time to have received an Annual Cash Bonus, such calculation will assume that a target Annual Cash Bonus was paid; (iii) reimbursement for the monthly COBRA costs of continued coverage during the twelve (12) month period following the Termination Date, less the amount Mr. Kaseta would be required to contribute for such coverage if he had remained an active employee during such period; and (iv) acceleration of the vesting of all equity and equity-based awards that would otherwise vest in the twelve (12) month period following the Termination Date.

In the event that, within twelve (12) months following a Change in Control, Mr. Kaseta terminates his employment for Good Reason or the Company terminates Mr. Kaseta’s employment without Cause, Mr. Kaseta will receive (i) accrued but unpaid Base Salary, vacation and expenses or other reimbursements through the Termination Date; (ii) a lump sum cash amount, payable on the sixtieth (60th) day following the Termination Date, equal to two times (2x) the Base Salary in effect immediately prior to the Termination Date; (iii) a lump sum cash amount, payable on the sixtieth (60th) day following the Termination Date, equal to two times (2x) the greater of (x) the average Annual Cash Bonus received for each of the preceding two (2) years and (y) the Annual Cash Bonus received during the preceding year, provided that if Mr. Kaseta is not employed for a sufficient time to have received an Annual Cash Bonus, such calculation will assume that a target Annual Cash Bonus was paid; (iv) continuation of medical benefits for a period of twenty-four (24) months following the Termination Date, or, if the Company cannot provide such benefits, a cash payment payable within sixty (60) days following the date on which the Company becomes unable to provide such benefits, in an amount equal to the fair market value of the benefits which were to be provided; and (v) immediate and full vesting of all outstanding equity or equity-based awards.

The foregoing descriptions of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed with the Company’s next quarterly report on Form 10-Q. Capitalized terms used herein without definition have the meanings given such terms in the executive employment agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2018	ARALEZ PHARMACEUTICALS INC.

	By:	/s/ Eric L. Trachtenberg
Eric L. Trachtenberg
General Counsel, Chief Compliance Officer and Corporate Secretary

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